EXHIBIT 99.2
Final Transcript
Conference Call Transcript
MDCO — Q4 2009 The Medicines Company Earnings Conference Call
Event Date/Time: Feb. 17. 2010 / 8:30AM ET
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Final Transcript

FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL
CORPORATE PARTICIPANTS
Michael Mitchell
The Medicines Company — Communications
Clive Meanwell
The Medicines Company — Chairman and CEO
Glenn Sblendorio
The Medicines Company — EVP, CFO
Bill O’Connor
The Medicines Company — Chief Accounting Officer
CONFERENCE CALL PARTICIPANTS
Joseph Schwartz
Leerink Swann & Company — Analyst
Lucy Lu
Citi Investment Research (US) — Analyst
Maged Shenouda
UBS — Analyst
Jason Kantor
RBC Capital Markets — Analyst
Duane Nash
Wedbush Morgan Securities, Inc. — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the fourth quarter and full year, 2009, The Medicines Company earnings conference call. My name is Noellia and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator instructions). As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the presentation over to your host for today’s call, Mr. Michael Mitchell. Please proceed, sir.

Michael Mitchell — The Medicines Company — Communications
Thank you Noellia and good morning, everyone. Thank you for joining us to review The Medicines Company fourth quarter and 2009 earnings results. I would like to remind you that this call will contain forward-looking statements about The Medicines Company that are not purely historical, and all their statements that are not purely historical may be deemed to be forward-looking statements, which involve a number of risks and uncertainties. Without limiting the foregoing, the words “believe, anticipated, expects”, and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are identified in the Company’s SEC filings, including a Form 10-Q filed with the SEC on November 9th, 2009. Copies of our SEC filings can be obtained from the SEC or by visiting the investor relations section of our website. I would also note that during the call, we may refer to non-GAAP measures, which exclude costs associated with the Targanta acquisition, stock-based compensation expense, and non-cash income taxes. Please refer to the non-GAAP reconciliation tables in our press release and the fourth quarter and full-year 2009 conference call summaries. I will now turn the call over to Clive Meanwell, our Chairman and Chief Executive Officer. Clive?

Clive Meanwell — The Medicines Company — Chairman and CEO

Final Transcript

FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL
Thank you very much Michael. And welcome back. It’s nice to have you working with us on communications again.
Good morning, to everybody and thank you for joining us for our review of 2009 business and financial results. Over the next few minutes I want to cover three important topics, first, the growth of our revenue despite recessionary pressures on our hospital customers during the year, which continue today. Second, the breadth and depth of our portfolio in acute care drug candidates in early, mid-and late stages of development. And third, our focus of operating activities, ever more sharply on our customers and their needs, which is also associated this time with cost reductions.
I’ll start by reviewing briefly the hospital market conditions and results for Angiomax, Angiox and Cleviprex. The year was challenging for our hospital customers worldwide. Industry sources show that during late 2008 and through mid-2009 about one third of hospitals in the United States lost money, driven by non-insured care, evaporating credit and less philanthropy. Well managed hospitals reacted swiftly with staff reductions and other cost cutting that often went straight through pharmacy line items. Profitable procedures such as cardio angioplasty were moved to outpatient pathways to increase margins and respond to the threat of so-called rack audits. Based on available hospital discharge beta, PCI procedures in US hospitals were 2.6% lower in November 2009 than the year before. Inpatient procedures were down by 9.1%, while outpatient procedures were up by 64% and now comprise about 1/5th of all PCI procedures. Of course most of this migration to outpatient status defined as discharge within 23 hours was in low-risk patients, which was down 18%. Further high-risk inpatient procedures were up 6.7%.
In 2009, we met some of the important needs of our customers, and they responded by buying more of our products. Our worldwide net revenue increased 16% or $56 million to $404 million compared with 2008. In the United States, Angiomax grew by 15% or $49 million to net sales of $383 million. The growth comprised 11% volume and 4% price increases both supported by continued publication of new data, showing a 41% cardiac mortality reduction in high risk ST segment elevated ACS patients at two-year follow up of the Horizons trial, and both costs and length of stay savings in all patient types. [Rafton] and his colleagues recently reported in the European Heart Journal, outcomes in more than 125,000 PCI patients, showed a 33% reduction in blood transfusions and a 49% reduction in hospital deaths associated with Angiomax therapy, and concluded that the mortality reduction was more pronounced in these real world data than even in randomized trials.
Using the same premier perspective databases, we and others have consistently shown cost savings relative to best and alternative care in the range of $900 to $1,300 depending on patient risk characteristics. With these data, we achieved market share gains across the board and made particular progress in outpatient procedures, where we grew share by 29% and an inpatient high risk ACS, where we grew share by 33%. Across all segments Angiomax is now the most frequently used modern anti-thrombotic in PCI, issued more used frequently than all platelet GPii inhibitors come combined, and will, we believe continue to grow.
We continue to advocate for change in the US patent law that would enable the Patent and Trademark Office to reexamine our application for patent term restoration on Angiomax . We have also taken legal action against the Government in order to compel the PTO and FDA to reopen their administrative procedures. These actions are being undertaken to secure our earned rights to composition of matter exclusivity beyond September of this year. Also in 2009 we obtained two knew United States patents for Angiomax, one for the product and one for the product by process. Both are listed in the FDA Orange Book with expiring dates in 2028. Two generic firms Teva and its subsidiary [Pleva] and APP Pharmaceuticals submitted paragraph four certification against these patents and we have filed lawsuits in Delaware against these firms. Discovery activities are expected to begin this quarter. We will defend our intellectual property rights in all respects.
Outside of the United States, Angiomax or Angiox, as its known in Europe, net sales grew by 35% compared to 2008. During the year, we secured a primary PCI indication in Europe, and that new label includes data on the survival improvement. This of course is a larger step in mortality reduction that we was seen with TPA from the [Augusto] trial. Angiox is now the only anti-coagulant approved in Europe for the full spectrum of risk in ACS patients. Our European organization is now fully staffed and trained, with 46 representatives and around 35 other medical and business professionals. With exclusivity until August 2015, we continued to invest in Angiox in Europe, with two large programs, Euro Vision, which is a large registry in PCI, and Euro Max, which is an ACS trial with Angiox administered in the ambulance before hospital admission. We anticipated further growth, particularly in high-risk patients undergoing PCI, a market we estimate to be more than 330,000 patients in the big five European countries alone.
By the end of the first full year of commercial availability, Cleviprex was accepted on 425 US formularies, ahead of our 400 hospital goal. Sales, though, fell short of expectation with lower volume and lower average price than anticipated associated with hospital pharmacy pressures, but nevertheless sales grew at an average rate of 11% per month. The first full-year volume growth curves for Cleviprex and Angiomax, ironically, are almost super imposable, and we are confident we can grow Cleviprex also to a meaningful product. In addition to increasing volume of use, the average number of vials used per patient increased during the year by almost 50% from around 2.1 vials at the beginning of the year to around 3 vials at the end of the year. To date, more than 25,000 patients have been treated with Cleviprex, around 52% has been in major cardiovascular

Final Transcript

FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL
surgery, 22% in neuro critical care, 11% in acute severe hypertension, and 12% in percutaneous procedures. As in the early days of Angiomax, the feedback from doctors, nurses and pharmacists using Cleviprex has been overwhelmingly positive, with accolades for the product’s rapid onset, offset, ease of titration and potency even in patients who are resistant to other available intravenous anti-hypertensive agents.
We continue to monitor closely the quality of Cleviprex lots from our contract manufacturer, following the need of product recall for some lots late last year. Investigations and remedial actions are ongoing, and we cannot exclude the possibility of further recourse. Meantime, as we did for Angiomax, we are investing strongly in Phase IV clinical studies for Cleviprex, although these trials are generally much smaller than those we needed for Angiomax. The benefits of such investment were demonstrated late in the year by the accelerate trial which showed control of dangerous systolic hypertension in 30 patients presenting with intercranial hemorrhage within a mean of 6.5 minutes without overshoot of blood pressure reduction or adverse effects. These results are unprecedented. Rapid control of hypertension in these patients has been shown on countless occassions to be life saving. Currently, in addition to this, we have 18 studies ongoing for Cleviprex in major cardiovascular surgery, neuro critical care and hypertension associated with congestive heart failure. We anticipate the performance of and data from these studies will continue to develop interest and increased use of the product.
In 2009, we also made real progress building our portfolio of acute care drug candidates in early, mid and late stages of development. We have used existing cash flows from operations to build what we believe is one of the leading acute care hospital product development portfolios. We have three products under NDA review or in Phase III, two in earlier stage clinical trials and we are also generating additional serum [protea] inhibitor compounds for anti-coagulation and anti-[fibrolisis] at our research facilities in Montreal. A ready to use formulation of [Agatroban] licensed from Eagle Pharmaceuticals is under review by the FDA. This formulation and presentation is designed to reduce waist and work load and increase patient safety by eliminating dispensing errors. [Agatroban] is the established drug for treatment of heparin induced thrombocytopenia and thrombosis syndrome, a devastating hospital condition. We expect approval in 2010 after a second cycle of regulatory review. Since the development and regulatory filing is handled by our partner, according to the license terms, we have not disclosed the date.
After the initial disappointment from the champion program last year, we believe that Cangrelor is set to make a strong comeback. Primary results from the studies were presented as late-breaking trials at the American Heart Associate in November, and published in the New England Journal of Medicine, together with an editorial. The primary end point of 48 hour death myocardial infarction in ischemia driven revascularization was not met. However, the data shows superior pero-procedural anti-platelet effects for Cangrelor compared to [Clapetigral] and an ideal intravenous anti-platelet profile, including instant onset, very rapid reversibility and smooth transition to oral [Clapetigral] after PCI. Secondary clinical outcomes data were also more promising than revealed by primary analyses. Objective protocol specified secondary but still important clinical end points of ischemia including death, q-wave myocardial infarction, ischemia driven revascularization and acute stent thrombosis were significantly reduced by Cangrelor according to planned, albeit exploratory analyses. For example, the 48-hour hazard of death, q-wave MI or ischemia driven revascularization was reduced by 39% be a P value of 0.005, and that of death, q-wave MI or acute stent thrombosis, an exploratory variable, was reduced by 45% with a P value of 0.003. In fact each of the individual discernible clinical end points was reduced by 30% to 56%, and most of the differences achieved nominal levels of statistical significance. Furthermore in 10,800 patients without prior [Clapetigral] treatment, stratified and randomized in to the Champion trials, the incidents of death, q-wave MI and ischemia driven revascularization was reduced by 45%. Also with a P value of 0.003.
The safety of Cangrelor for acute care was also demonstrated. There was no increase in major or clinically profound bleeding. (Inaudible) effects associated with this direct P2 Y12 inhibitor were observed in less than 1% of patients and did not lead to treatment cessation. Obviously secondary efficacy analyses will not be accepted by regulators as a basis for drug approval. In November, we met with the US Food and Drug Administration, and the agency agreed on a way forward that includes the need for a single [consermatry] study perhaps supported by the bridge data and small pharmacology study. We are discussing these options with our partner, AstraZeneca. Leading experts in ischemic heart disease support our plans for further development of Cangrelor and Professor Bob Harrington, and [Depach Baath] of Duke and Harvard respectively, Greg Stone from Columbia, Gabrielle [Steg] from Paris, Professor Hamm from (inaudible) clinic in Germany and others have committed to continue to lead our program of investigation. Recently we had a long meeting with them to hammer out the details of repeat Phase III trial of Cangrelor, which we expect will be called “Champion Phoenix”. Not my idea. We plan for enrollment to start in the second quarter of 2010 and based on our experiences with several previous studies of this kind, we believe we’ll be able to submit an MAA and and MDA in the US and Europe in 2013.
In the meantime, we continue to enroll patients in the 200 patient bridge protocol which is expected to be completed shortly. As you know, he FDA was highly supportive of this study, which aims to solve the very real and not infrequent problem of anti-platelet therapy bridging for patients stents who need surgery, while on oral PTY12 inhibitors which need to be discontinued. The data are planned to be included in the MDA and MAA submissions if successful.

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FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL
The Phase III trial for Oritavancin will also commence in 2010 now. The initiation has been postponed as we are discussing with FDA the best approach to end point evaluations, including objective measurements, and non-inferiority methods for acute bacterial skin and skin structure infections or ABSSSI, the new nomenclature for CSSSI. Oritavancin in vitro is more potent than almost any other with broad-spectrum gram positive activity, including activity, of course, against MRSA and other resistant bugs. The simplified Phase II study showed that Oritavancin, given at a single dose of 1200 milligrams is well tolerated, and we expect to be able to demonstrate an improved safety profile over vancomycin and perhaps other products. The simplified study also suggested that ABSSSI including MRSA infections can be cured with a single dose of Oritavancin. This would potentially translate in to significant healthcare economic benefits.
We are nearing completion of the first Phase I trial of CU2010 and expect to start studies in patients undergoing cabbage surgery in 2010, most likely conducted in the United States. After Byer’s withdrawal of Trasylol, the number of patients requiring transfusions associated with thoracic surgery has increased substantially worldwide, and this high-level of unmet medical need translates into very high interest in trials with CU2010. The compound is the compelling drug candidate, because although it’s target enzymes, (inaudible) are the same as Trasylol, CU2010 is a small molecule unlikely to have the renal toxicity or the anaphylactic risks associated with Trasylol. The market opportunity is significant. Prior to its withdrawal, Trasylol has reached an annual run rate of more than $300 million, and was projected to reach $600 million in peak sales.
We are now also advancing ApoA-I Milano. This drug candidate has epidemiologic, preclinical and clinical proof of concept. This area of research and drug development is more exciting than it ever has been. We note that my former employer, Roche, announced just last Friday a collaboration to develop ApoA-I peptide memetics for the treatment of cardiovascular disease. I think that’s a marker of the interest. The compounds that Roche is interested in, are in early preclinical development, and unlike for ApoA-I Milano, proof of concept in man has not yet been established. As sustained when we announced the deal in December 2009 with Pfizer, we expect to complete tech transfer, manufacturing of clinical trial material, and discussions with the FDA about an IND amendment in 2010 this year.
To wrap up this R&D portfolio review, our competency center for the development of small molecular serum protea inhibitors in live sick has already delivered two CU2010 backup compounds, which were developed from scratch. Both have favorable biology and chemistry and successfully completed their proof of concept in animals, demonstrating statistically significant reduction of blood loss comparable to Trasylol. Composition of massive patent applications have been filed. Our live sick team is also developing a novel small molecule anti-coagulant. As a result of successes in this research, we made a milestone payment of $3.5 million to Curacyte during the fourth quarter of 2009.
And finally, I want to talk briefly about our focus of operating activities ever more sharply on our customers and their needs, which is also associated with cost reductions. Over the last few weeks we have taken important steps to simplify our operating structure, reducing layers of management, and focusing on team-based interactions with hospitals in the field of acute care pathways, notably ischemic heart disease, cardiovascular surgery, and neuro critical care. We are also consolidating the R&D organization with close to 100 employees. These actions will enable us to develop and commercialize products, and provide greater levels of much needed consultative service to our hospital consumers worldwide. The actions also eliminated 74 jobs, resulting in cost reduction of approximately $15.5 million in operating dollars in 2010. These steps do not reflect any loss in confidence in our ability to maintain exclusivity for Angiomax beyond September of 2010. Quite the contrary, we believe that these measures will improve our operating efficiency, our ability to provide customers with education and research services, as well as economically dominant drugs consistent with our strategy admission. And that will increase our performance relative to any competitors of today or the future, we believe. We’re getting closer to our customers when they are most need it. At the same time we are focusing our resources on developing a potentially sector leading portfolio of drugs in development. We look forward to an exciting 2010 of growth and major milestones. So with that, let me hand over

Glenn Sblendorio — The Medicines Company — EVP, CFO
Thank you, Clive. And good morning, everyone. This morning I will cover full-year financial highlights with specific emphasis on continued sales growth, investments in our product portfolio, and non-cash income tax charge and our cash position. I will also comment specifically about the fourth quarter net loss.
Our full-year net revenues for 2009 were $404.2 million, compared to $348.2 million in 2008, an increase of $56.1 million or 16%. To break this down by territory and product, US Angiomax sales were $382.9 million, compared to $334.2 million in 2008, an increase of $48.7 million or 15%. Volume accounted for 11%. Full-year box sales amounted to approximately 68,600 units, while our inventory levels at the wholesalers continued to remain within targeted ranges. International sales totalled $18.3 million in 2009, compared to $13.6 million in 2008, an increase of $4.7 million. Cleviprex net revenues for 2009 totalled $4.3 million. In the fourth quarter we recorded a $1.3 million reserve for potential returns related to our product recall previously announced in December. Therefore, reported full year Cleviprex sales worth $3 million. Our cost of revenue was 29% for the full year 2009 compared to 25% for the full year 2008. The increase in cost of revenues is due to higher royalty rate due

Final Transcript

FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL
Biogen, Idexx on sales of Angiomax, Angiox, and a fourth quarter charge for Cleviprex inventory write-offs of $2.3 million. Including the sales return I just spoke about for Cleviprex, plus the $2.3 million inventory to write-offs, the total cost of the recall that was booked in the fourth quarter was $3.6 million.
R&D spending was $117.6 million during 2009, compared to $105.7 million during 2008, an increase of $11.9 million or 11%. Research and development in 2009 was broken in to two categories. $31.7 million related to acquisition/license and milestone payments, and $85.9 million for ongoing development programs. In 2008, R&D spending included a $21.4 million charge for the acquisition of Curacyte and $84.3 million for ongoing development programs. Therefore, spending on ongoing research programs was essentially the same in 2008 and 2009 with Cangrelor, Champion program, and Angiomax, Angiox trials accounting for the majority of the R&D spend.
SG&A spend for the full year 2009 was $193.8 million, compared to $164.9 million in 2008, an increase of $28.9 million. Over 80% of total SG&A was devoted to supporting our precommercial and commercial efforts for our products in the US and Europe. Spending is largely dependant on growing brands and will be adjusted accordingly if product growth opportunities decline. I’ll talk about this further as I give you our outlook for SG&A in 2010.
During the fourth quarter, we recorded a net income tax expense of $43.6 million that reduced our deferred tax asset to zero, and increased our valuation allowance. The decision to reduce our deferred tax asset was driven by our cumulative three-year losses largely due to our product acquisition activities over this period. This does not preclude us from using our net loss carryovers or other tax assets in the future. In fact during the last three years, we have used $100 million of our federal net operating loss carry overs.
This morning I commented on full year results, however, I should note that our fourth quarter 2009 loss of $73.5 million was heavily influenced by number of onetime items. First our license of ApoA-I Milano which was expensed as R&D, which was $17.5 million, product milestones on CU2010 which advanced in the clinic as Clive said, and other costs with Angiomax life cycle initiatives were $14.3 million. Reserves for the Cleviprex recall were charged against net sales and cost of goods, and that amounted to $3.6 million, and as I just mentioned we had an income tax charge of $43.6 million that reduced deferred tax asset to zero. These one time items in the fourth quarter amounted to $79 million.
For the full year, 2009, we reported a net loss of $76.2 million or $1.46 per share as compared to a net loss of $8.5 million or $0.16 per share in 2008. The non-GAAP net loss for the full year 2009, which excludes what we consider one time and non-cash items was $4.8 million or $0.09. Compared to a non-GAAP net income in 2008 of $37.2 million or $0.72 a share when you exclude the effects of the Curacyte acquisition, stock composition expense and non-cash income taxes. I’ll refer you to the details in the reconciliation in our press release between GAAP and non-GAAP earnings.
During 2009, we made a number of investments in our future R&D portfolio. These included Oritavancin as part of the Targanta acquisition in the first quarter, the license of [Agatroban] in the third quarter, continued Angiomax life cycle investments throughout the year, and ApoA-I Milano from Pfizer in the fourth quarter. The cash outlay for these investments was approximately $75 million during 2009. All new investments that I just spoke about were funded with existing cash. We started the year with approximately $216 million in cash and cash equivalents and finished the year with $176 million in cash and cash equivalents.
For 2010, we are not providing revenue guidance since Angiomax is the subject of litigation in the US. However, we do expect total revenue to grow in those periods in which US Angiomax sales are exclusive. We expect SG&A expenses to decline 15% to 20% compared to 2009, and R&D spending for ongoing clinical programs is expected to be flat to slightly down when compared to 2009. Clinical milestone payments in 2010 would have half of those paid in 2009, if achieved. I would now like to turn the call back over to Clive for the summary.

Clive Meanwell — The Medicines Company — Chairman and CEO
Thanks very much, Glenn. So thank everybody, in summary from our start-up beginnings to now we have two products on the market that are generating in excess of $400 million in annual global revenue and growing revenue despite recessionary pressures on our hospital customers. The breadth and depth in our portfolio of acute care candidates was expanded in 2009. Now with five compounds in development that have the potential to improve outcomes and provide a substantial cost savings to the healthcare system, and we’re focusing our operating activities ever more sharply on our customers and their needs, and this is also in this quarter been associated with a series of cost reductions. To date, we have treated more than 60,000 patients in major clinical trials, more that 3.3 million patients with Angiomax or Angiox and more than 25,000 with Cleviprex in the real world. And the alliance, much suffering and considerable hospital resources have been saved by our products and we expect that to continue. So, now let’s open it up for Q&A.

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FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL
QUESTION AND ANSWER

Operator
(Operator instructions). Please stand by for your first question. Your first question comes from the line of Joseph Schwartz with Leerink.

Joseph Schwartz — Leerink Swann & Company — Analyst
Hi, good morning, thanks for taking the question. I was wondering if you could go over your expense guidance some more. Just help us understand how SG&A can decline 15% to 20%. And R&D I thought I heard you say would actually decrease year-over-year, but with all of these programs having a hard time understanding how you are going to make all of that work.

Glenn Sblendorio — The Medicines Company — EVP, CFO
Okay. Joe, this is Glenn. Good morning. I would be happy to do that for you. First on the SG&A, we, in 2009, spent about $194 million. Between the cuts that we made in the first quarter of personnel, which was about 73 and other reductions in costs, really across the board, some of that program related, some of that related to infrastructure, if you take that $194 million and apply the 15% to 20%, that’s what we’re talking about. So we would imagine that number goes down fairly dramatically year-over-year based on what we’ve done already. Just to give you a little bit more color on those cuts, because if we just take people, that doesn’t get you to that 15% to 20%. The annualized savings we’ll realize from the people reductions is about $15 million to $16 million. I think Clive said $15.5 million, but it’s in the $15 million to $16 million.
On the R&D — what I did with the R&D, because of the numerous acquisitions that we have made, not only in this year, but in prior years, the total R&D for 2009 was about $118 million — I think $117.6 million to be exact. I broke that down into two components. Ongoing programs, which would be really clinical trials was about $86 million of that, and then there were $31.7 million related to acquisition and license milestone payments. Let me come back to that in a moment. The $85.9 million is what I’m talking about when you look at our guidance for 2010. That’s the number that would remain flat to slightly down. The milestones that I mentioned, $31.7 million, if we hit all of our targets for milestones, CU2010 being a big one in 2010, we would pay about half of that amount. So not $31.7 million, but somewhere between $15 million and $16 million. So the benchmark to go off of the $86 million and what is included in that, that would include an on going Cangrelor trial as Clive discussed. Once we have clarity from the FDA, we’ll be able to further refine that. That would include Oritavancin Phase III, that would include CU2010, that would include ApoA-I Milano, that would include some expenses later in the year on [Agatraban], et cetera. So that’s how we get to that number. Is that helpful, Joe?

Joseph Schwartz — Leerink Swann & Company — Analyst
Yes, that is, actually. Thanks. And if I could just ask, you kind of led to my follow-up. When will we get some more clarity when you have more clarity on the plans to develop Cangrelor further end points there, and also ApoA-I Milano? Some more granularity on the spending for those programs?

Clive Meanwell — The Medicines Company — Chairman and CEO
Joe, this is Clive. Hi, good morning. On Cangrelor, there are two factors there we need to get through. One is to complete the discussions with the regulatory agencies, both FDA and the EMEA to make sure that will hit the highlights that they need in a Phase III repeat trial, and the second thing is to make sure we’re well aligned with our partners at AstraZeneca. Obviously themselves are heavily involved in this part of the marketplace, and we want to make sure that we and they are fully comfortable with the way forward as well.

Joseph Schwartz — Leerink Swann & Company — Analyst
Okay. On —

Final Transcript

FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL

Clive Meanwell — The Medicines Company — Chairman and CEO
Yes, those are the key things.

Joseph Schwartz — Leerink Swann & Company — Analyst
And is there a timing —

Clive Meanwell — The Medicines Company — Chairman and CEO
Excuse me. I should have mentioned on ApoA-I Milano — I beg your pardon — obviously the main goal this year is to get the product back into production, using the improved manufacturing methodologies that were extremely well developed by Pfizer so that we can start making new material for clinical studies, because it is a biologic obviously you need to amend an IND so that the new manufacturing method, as well as the new product meets the needs, and that’s what we’ll be doing most of this year. Clinical studies and other Phase 0 repeat work, because the product is considered new, although obviously we already have clinical proof of concept of the principle will be completed, we think, this year. And you had a follow-up comment. I’m sorry I interrupted you.

Joseph Schwartz — Leerink Swann & Company — Analyst
No, I think you just covered it. That’s helpful. Thanks, I’ll get back in the queue.

Clive Meanwell — The Medicines Company — Chairman and CEO
Yes, thank, Joe. I think we’re ready for the next question, actually.

Operator
Your next question comes from the line of Lucy Lu with Citi.

Lucy Lu — Citi Investment Research (US) — Analyst
Thank you. I have two questions. The first one is could you please provide some kind of outlook or guidance on Angiox as well as Cleviprex for 2010? And I have a follow up, thank you.

Clive Meanwell — The Medicines Company — Chairman and CEO
Go ahead.

Glenn Sblendorio — The Medicines Company — EVP, CFO
I was just going to say, Lucy, I think the picture — the right way to do this would be to provide guidance on all revenue. That’s why I didn’t break those out. I would say — and we’re not going to give specific numbers at this point in time. We expect, obviously with the investment we put in Europe for Angiox to grow this year. And also for Cleviprex to grow, although its been slow. We made a deliberate statement, we felt if we peeled our those two numbers, the picture on the top line would not be clear. I think I gave an important piece as well as it relates to Angiomax. We reported 2009 versus 2008, strong growth. As long as Angiomax is exclusive, we expect to see that brand to continue to grow. I apologize that we’re not being as granular as we have been in the past, but that’s a decision we made until we get further clarity on the overall revenue picture. I don’t know if you want to add to that.

Clive Meanwell — The Medicines Company — Chairman and CEO

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FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL
No, that’s fine. What other question do you have?

Lucy Lu — Citi Investment Research (US) — Analyst
Sure, and the second question I just wanted to see the actions you have been taking whether its the lawsuit against PTO or FDA and then against ApoA-I, I wondering at which time point you would consider maybe additional actions against the law firm that delayed your filing? If we can get some clarity on that.

Clive Meanwell — The Medicines Company — Chairman and CEO
Yes, we have spoken about this in the past. We have a very good relationship with the law firms. There has never been lack of dialogue. I think we do anticipate that absent some form of recovery through other methods that we would aim to reach agreements with the law firms about what they owe us, and we think it’s a lot of money. So those discussions are ongoing. They are cordial and professional, and we’re perhaps be in a better position to update you as the quarter goes forward.

Glenn Sblendorio — The Medicines Company — EVP, CFO
Yes, and the other thing I would add to that Lucy, and I think we pointed this out in our last call, is that in our disclosures in the third quarter, we did indicate that we have been discussing with the law firm, settlement, as well as Biogen who is involved in this, and as Clive said we’ll update you at the right time. But I think it’s a matter of timing as to when we talk about that more. But clearly that is high on our list of priorities.

Clive Meanwell — The Medicines Company — Chairman and CEO
There are four parties involved here. There is ourselves, our partner, Biogen, there are two law firms, and of course, combined mutual interest, certainly Biogen and ours is to try to sort out the exclusivity through either work in Washington or work on our new intellectual property, both of which we believe are very viable strategies right now. And going through those together is going to be very important, and then should those activities not provide the kind of results we’re hoping for, then obviously we have the potential for working with the law firms to work out some financial arrangements that would go some way to improving the situation.

Lucy Lu — Citi Investment Research (US) — Analyst
Thank you.

Operator
Your next question comes from the line of Maged Shenouda with UBS.

Maged Shenouda — UBS — Analyst
Sure, hi. Can you provide a little bit more granularity on this Champion Phoenix trial?

Clive Meanwell — The Medicines Company — Chairman and CEO
I can in the sense that we’re pretty comfortable based on expert input about what that needs to look like. I would want to preface that, Maged though, I hope you understand by saying important for us to get full alignment with regulators. We only plan to do one more trial, and also to get alignment with our partner, AstraZeneca, on these points. But our academic thought-leader experts are very comfortable with the idea that the clinical outcomes data embedded with the Champion platform and PCI program was very real and very, very indicative of quite a high level of effectiveness in this drug, even though the primary end points weren’t met. And with knows experts we believe those trials should be done in and around the cath lab population, that ACS patients would be just fine, that we would have to be assiduous in our efforts to ensure we understand

Final Transcript

FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL
the trajectory of cardiac markers, proponents and CKMB before randomization, which is something which, as you know rather confounded our determination of clinical outcomes in the primary end point.
We would also want to make sure the transition to the cath lab which in the Champion trials was a remarkably short seven hours, would be very carefully monitored to make sure we know what the status of the patient is. It might well be wise to go after a [Clapetigral] naive patient group and we had 10,800 of those patients in the Champion program so far. And a 46% relative risk reduction in major clinical end points in that population was, we thought pretty impressive. We also thing that that is the population who most need acute onset and fast on and controllable drugs. Those with a background, (inaudible) therapy may or may not be quite so important to us in the future. And obviously we also want to make sure we’re measuring the end points correctly. So I know that’s a lot of information and probably doesn’t give you all that you need. I would estimate the trial would need between 8,000 and 10,000 patients if that’s the real number you’re after, and obviously in the past we have run these trials fully loaded somewhere in the range of $7,000 a patient, which is considerably less than other — some of our colleagues in big pharma, but has produced the kind of quality data that can get published and used as a basis of approval. So those are some of the things that might help you in thinking about that.

Maged Shenouda — UBS — Analyst
Great. Shifting gears a little bit to Angiox and Cleviprex, those products have continued to disappoint somewhat. Can you just talk about what you will be doing to invigorate those franchises in 2010?

Clive Meanwell — The Medicines Company — Chairman and CEO
Yes, I agree with you that I think Cleviprex’s launch was disappointing, and I think we have to own that. I think some of the steps we have been taking and have been taking I think since later in 2009 to focus our activities on team-based relationships with hospitals where clinical studies and educational programs are linked to the treatment pathway, was the secret to our success with Angiomax in the first few years, and it grew very slowly in the beginning, as you will well remember. The nice thing here is we don’t need to do big clinical outcome trials with this drug. So I think the commitment to 18 Phase IV clinical studies, the commitment to team-based activities with major hospitals, I think those — there’s no secret sauce there. I think it’s just a lot of hard work.
And lastly, I think we have to get more focused, and that started at the end of last year, on the value proposition for the the product, we were very successful with the submission of an abstract that we did in the fourth quarter which we didn’t mention in the script, where we were able to correlate tight blood pressure control in cardiac surgery very closely with clinical cost, and we think that’s the foundation for a major effort in the value proposition for the product. It’s a tough market. Obviously, there are a lot of apparently similar IV drugs out there, which we think when we get feedback from physicians and nurses are not at all similar. They don’t have the same attributes at all. So obviously, we’re going to have to focus on the value proposition. We’re also going to have to focus on a smaller number of accounts, rather than trying to sell the drug in 1,200 hospitals, I think focusing on a few hundred is the right way to go, and the 425 who have signed up for the product obviously are a very good starting point. So no magic bullet, a lot of hard work, a lot of serious partnerships with hospitals, but I think that the attributes of the drug remain for me very compelling, and I think that’s also true for the key for our key opinion leaders and the people already using the drug.

Maged Shenouda — UBS — Analyst
And Angiox in Europe?

Clive Meanwell — The Medicines Company — Chairman and CEO
I think it’s a similar story. I think that we have the best label of any of the modern anti-coagulant, anti-platelet agents in Europe. I think even in Europe, where cost pressures are perhaps more evident than in the US, having a mortality claim on the label is very, very, very compelling. It is the first drug in the cath lab to have a mortality claim ever. And I think the start of the year has — which obviously we’re not talking about today, has been very encouraging in terms of hospitals getting serious about that new label and wanting to switch their practice. I don’t think stemi is enough to drive the product to the kind of size we would like to get it to. I think we also have to work hard in non-stemi patients. But I think you are have got to start somewhere, and that’s where we’ll begin.

Maged Shenouda — UBS — Analyst

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FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL
Okay. Thank you.

Clive Meanwell — The Medicines Company — Chairman and CEO
Yes, you’re welcome.

Operator
Your next question comes from the line of Jason Kantor with RBC Capital.

Jason Kantor — RBC Capital Markets — Analyst
I was hoping you could give us a little bit more clarity on the 2009 guidance, specifically what are the milestones that are you factoring in? And when would those likely come, and also the charges that you are going to take in Q1 for the workforce reductions? Are those included in your guidance, or is that in addition?

Clive Meanwell — The Medicines Company — Chairman and CEO
I think you meant 2010 guidance. I’m happy to give you 2009 guidance in great detail, but it might not help you much. For 2010, Jason, I think you would understand that given the moving parts in litigation with our friends at generic companies, it’s not traditional for CEOs to stick their neck out in these situations and retain their heads, so I’m not going to speculate on that. And that’s the driving force behind that cautiousness, but Glenn, perhaps you can address a little bit about the charges and when they are going to be —

Glenn Sblendorio — The Medicines Company — EVP, CFO
Yes, Jason, the —

Clive Meanwell — The Medicines Company — Chairman and CEO
I hope you understand that Jason.

Jason Kantor — RBC Capital Markets — Analyst
Yes, I didn’t ask that question.

Clive Meanwell — The Medicines Company — Chairman and CEO
Okay. Very good. Glenn, go ahead.

Glenn Sblendorio — The Medicines Company — EVP, CFO
I think — let me just go back and repeat it because I think Joe Schwartz had a similar question. On the R&D, let me break it own into the two pieces. So, we said ongoing programs the past two years, we spent about $85 million to $86 million, and again, those are the trials related to Oritavancin, Cangrelor, et cetera. We expect that to remain the same to maybe slightly down year on year.
The milestones — I’ll give you the two data points again. Milestones in 2009 — not 2010 — were about $32 million. $31.7 million to be exact. We said we expect to pay about half of those if we achieve certain results related to CU2010, which would be the majority of that. Clive talked about a trial possibly here in the US. That would be a driver of those milestones and some other milestones not as significant related to efforts we have

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FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL
around Angiomax life cycle, but a majority of that potential $15 million would be related to CU2010 milestones. That’s the milestones around R&D. As for the charge related to folks that unfortunately we let go in the first quarter, that is included in the guidance, and the exact number of that, Bill?

Bill O’Connor — The Medicines Company — Chief Accounting Officer
Yes, it’s about $7.5 million that we will charge through the P&L in the first quarter related to those reductions. And, again, the annualized savings on people alone is about $15 million to $16 million.

Jason Kantor — RBC Capital Markets — Analyst
Okay. And could you also — two other things — could you tell us if you — what price increases you have taken on your products recently, and then also your legal action against the FDA, PTO, HHS? I mean what is — what is the precedence for that? What are the potential outcomes or timing around that?

Clive Meanwell — The Medicines Company — Chairman and CEO
Let me deal with the second of those first. Again, I think it would be untraditional, at least, and certainly — and possibly unwise for me to comment on ongoing litigation, and so, again, please forgive us, but we would prefer not to do that in a public domain, so I’ll demure on that, one, Jason in regards to the filings against the government, but I think the other part, Glenn?

Glenn Sblendorio — The Medicines Company — EVP, CFO
Yes, Jason in the fourth quarter we put in place a 6.25% increase for Angiomax in the US, raising the box amount or the per-vial amount up to $650. Now you won’t see the full 6.25%, because larger customers have contracts, GPOs have contracts, I can follow up with you, but I can give you the effective price increase for the year after this call. I just don’t have it at my fingertips. That applies to many of the accounts, but not all of the accounts. But you’ll see the full impact of that price increase, probably in the second quarter. But it is 6.25% we announced that has been rolled out in January.

Clive Meanwell — The Medicines Company — Chairman and CEO
I think its important to point out and this has been our policy forever, we take price increases when we provide the marketplace with increased evidence of value. In the last year, the remarkable two-year data in PCI patients with heart attack, and the ever-increasing evidence from outcomes, databases, including the publication by [Rafton] and his colleagues in December, I think support that the drug is still economically dominant even with this price increase. In fact I would argue, we continued to provide and create a lot more value for hospitals than we’re taking away from them, and that is our policy. We like to do that. So it’s a 6.25% price increase with a lot of head room still in terms of value we create for customers.

Glenn Sblendorio — The Medicines Company — EVP, CFO
And Jason just to add to Clive’s comment about the 6.25% as you go back historically and look at what we have done with pricing. We did recognize, clearly recognize that our customers were under extreme pressure duress. So it’s not as much as we have done in the past, and that’s the reason. Also taking in to account that we still believe we provide our customers with an economically dominant product.

Jason Kantor — RBC Capital Markets — Analyst
Thank you.

Glenn Sblendorio — The Medicines Company — EVP, CFO

Final Transcript

FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL
Thanks, Jason.

Operator
And our next question comes from the line of Duane Nash with Wedbush Securities.

Duane Nash — Wedbush Morgan Securities, Inc. — Analyst
Good morning, and thanks for taking the question. Are you planning on end licensing or acquiring any additional compounds in 2010, or do you intent to focus solely on the Company’s existing portfolio?

Glenn Sblendorio — The Medicines Company — EVP, CFO
Thanks, Duane, that’s a great question. We have a lot on our R&D plate now as you know. And I think it would have to be pretty darn attractive. Each of these projects needs a team. Each of these products needs significant expenditures. I wouldn’t rule it out if it was something really spectacularly attractive, but it’s not our intention to go chasing after a lot of other R&D right now. However, I think it is obviously interesting for us to help companies who have marketed products potentially. We have what we believe to be the leading acute force sales force in the United States by a country mile in my view. We also have a very strong team in Europe now. So to the extent we will be able to help companies with their front-line requirements in both Europe and the US, we’ll be happy to do that. And obviously that would help us with the revenue line. So those are things we’re looking at, but nothing eminent, and I think your point is well-taken that this is a pretty full plate of R&D projects right now.

Duane Nash — Wedbush Morgan Securities, Inc. — Analyst
Thank you.

Operator
Ladies and gentlemen, this concludes today’s question-and-answer session. I would now like to turn the call over to Mr. Clive Meanwell for closing remarks.

Clive Meanwell — The Medicines Company — Chairman and CEO
Thank you very much, and thank you everybody for your interest in our business today. We’ll keep at it. And we’re looking forward to a very exciting 2010. Good-bye for now.

Operator
Thank you for your participation in today’s conference. This concludes your presentation. And you may now disconnect. Have a great day.

Final Transcript

FEB. 17. 2010 / 8:30AM ET, MDCO — Q4 2009 THE MEDICINES COMPANY EARNINGS CONFERENCE CALL

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